CUSTODIAN AGREEMENT
                       (FOREIGN AND DOMESTIC SECURITIES)

     This Custodian Agreement is made by and between UNITED JERSEY BANK ("Principal") and THE BANK OF CALIFORNIA, NATIONAL ASSOCIATION ("Custodian"). Principal desires that Custodian hold and administer on behalf of Principal certain Securities (as herein defined). Custodian is willing to do so on the terms and conditions set forth in this Agreement. Accordingly, Principal and Custodian agree as follows:

     1. Definitions. Certain terms used in this Agreement are defined as follows:

          (a) "Account" means, collectively, each custodianship account main-tained by Custodian pursuant to Paragraph 3 of this Agreement.

          (b) "Depository" means a securities depository or clearing agency incorporated or organized under the laws of the United States or a country other than the United States which (i) operates as or is part of the central system for handling securities or equivalent book-entries in that country, or (ii) operates a transnational system for the central handling of securities or equiva- lent book-entries, or (iii) is the subject of an exemptive order of the U.S. Securities and Exchange Commission ("SEC") with respect to applicable require- ments of SEC Rule 17f-5 under the Investment Company Act of 1940, 17 C.F.R. 270.17f-5, as amended.

          (c) "Investment Manager" means an investment advisor or manager identified by Principal in a written notice to Custodian as having the authority to direct Custodian regarding the management, acquisition, or disposition of Securities.

          (d) "Securities" means domestic or foreign securities or both within the meaning of regulations issued by (i) the U.S. Department of Labor ("DOL") under Section 404(b) of the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 C.F.R. 2550.404b-1(a)(1), as amended, or (ii) the SEC under
Section 17(f) of the Investment Company Act of 1940, 17 C.F.R. 270.17f-5(c)(1), as amended, which are held by Custodian in the Account, and shall include case of any currency or other property and all income and proceeds of sale of such securities or other property.

          (e) "Sub-Custodian" means a foreign banking institution, trust company, or other entity which is qualified to act as a foreign custodian.

     2.   Representations.

          (a) Principal represents that with respect to any Account established by Principal to hold Securities, Principal is authorized to enter into this Agreement and to retain Custodian on the terms and conditions and for the purposes described herein.

          (b) Custodian represents that (i) it is organized under the laws of the United States and has its principal place of business in the United States,
(ii) it is a bank within the meaning of Section 202(a)(2) of the Investment Advisors Act of 1940 and Section 2(a)(5) of the Investment Company Act of 1940, and (iii) as of the effective date hereof, it has equity capital in excess of $1 million.

     3. Establishment of Accounts. Principal hereby establishes with Custodian, and may in the future establish, one or more Accounts in Principal's name. The Account shall consist of Securities delivered to and receipted for by Custodian. Custodian, in its sole discretion, may refuse to accept any property now or hereafter delivered to it for inclusion in the Account. Custodian will indicate to Principal in writing the specific reason for such rejection.

     4. Custody. Subject to the terms of this Agreement, Custodian shall be responsible for the safekeeping and custody of the Securities. Custodian may
(i) retain possession of all or any portion of the Securities in a foreign branch or other office of Custodian, or (ii) retain, in accordance with Paragraph 5 of this Agreement, one or more Sub-Custodian to hold all or any por-tion of the Securities. Custodian and any Sub-Custodian may, in accordance with Paragraph 5 of this Agreement, deposit definitive or book-entry Securities with one or more Depositories.

          (a) If Custodian retains possession of Securities, Custodian shall ensure the Securities are at all times properly identified as being held for the appropriate Account. Custodian shall segregate physically the Securities from any Property owned by Custodian. Custodian shall not be required to segregate physically the Securities from other securities or property held by Custodian for third parties, but Custodian shall maintain adequate records showing the true ownership of the Securities.

          (b) If Custodian deposits Securities with a Sub-Custodian, Custodian shall maintain adequate records showing the identity and location of the Sub-Custodian, the Securities held by the Sub-Custodian, and each Account to which such Securities belong. Sub-custodian shall not be required to segregate the Securities from other securities or property held by sub-custodian for third parties, but Custodian shall maintain adequate records showing the true owner-ship of the Securities.

          (c) If Custodian or any Sub-Custodian deposits Securities with a Depository, Custodian shall maintain, or shall cause the Sub-Custodian to main-tain, adequate records showing the identity and location of the Depository, the Securities held by the Depository, and each Account to which such Securities belong. Depository shall not be required to segregate the Securities from other securities or property held by the Depository for third parties. Custodian shall maintain adequate records showing the true ownership of the Securities.

          (d) If Principal directs Custodian to deliver certificates or other physical evidence or ownership of Securities to any broker or other party, other than a Sub-Custodian or Depository employed by Custodian for purposes of main-taining the Account, Custodian's sole responsibility shall be to exercise care and diligence in effecting the delivery as instructed by Principal. Upon completion of the delivery, Custodian shall be discharged completely of any further liability or responsibility with respect to the safekeeping and custody of Securities so delivered.

          (e) Custodian shall ensure that (i) the Securities will not be sub-ject to any right, charge, security interest, lien, or claim of any kind in favor of Custodian or any Sub-Custodian or Depository except for the Securities' safe custody or administration, and (ii) the beneficial ownership of the Securities will be freely transferable without the payment of money or value other than for safe custody or administration.

          (f) Principal or its authorized representatives shall have reasonable access to inspect books and records maintain by Custodian or any Sub-Custodian or Depository holding Securities hereunder to verify the accuracy of such books and records. Custodian shall notify Principal promptly of any applicable law or regulation in any country where Securities are held that would restrict such access or inspection.

     (5) Sub-Custodians and Depositories. With Principal's approval, as pro-vided in Paragraph 5(c) of this Agreement, Custodian may from time to time retain one or more Sub-Custodians and Depositories to hold Securities here-under.

          (a) Custodian shall exercise reasonable care in the selection of Sub-Custodians and Depositories. In making its selection, Custodian shall consider
(i) the Sub-Custodian's or Depository's financial strength, general reputation and standing in the country in which it is located, its ability to provide efficiently the custodial services required, and the relative cost of such services, (ii) whether the Sub-Custodian or Depository would provide a level of safeguards for safekeeping and custody of Securities not materially different from those prevailing in the U.S., (iii) whether the Sub-Custodian or Depository has branch offices in the U.S. in order to facilitate jurisdiction over and enforcement of judgments against it, and (iv) in the case of a Depository, the number of its participants and its operating history.

          (b) Custodian shall give written notice to Principal of its intention to deposit Securities with a Sub-Custodian or (directly or through a Sub-Custodian) with a Depository. The notice shall identify the proposed Sub-Custodian or Depository and shall include reasonably available information relied on by Custodian in making the selection and, where applicable, a copy of the proposed form of agreement with the Sub-Custodian or Depository.

          (c) Within 30 days of its receipt of a notice from Custodian pursuant to Paragraph 5(b) of this Agreement regarding Custodian's proposed selection of one or more Sub-Custodians or Depositories, Principal shall give written notice to Custodian of Principal's approval or disapproval of the proposed selection. Principal hereby approves Custodian's retention of those Sub-Custodians and Depositories, if any, that have been identified to it by Custodian prior to Principal's execution of this Agreement, as referred to in Appendix A.

          (d) Custodian shall evaluate and determine at least annually the continued eligibility of each Sub-Custodian and Depository approved by Principal to act as such hereunder. In discharging this responsibility, Custodian shall
(i) monitor continuously the day to day services and reports provided by each Sub- Custodian or Depository, (ii) at least annually, obtain and review the annual financial report published by such Sub-Custodian or Depository and any reports on such Sub-Custodian or Depository prepared by a reputable independent analyst, (iii) at least triennially, physically inspect the operations of such Sub- Custodian or Depository and (iv) Custodian shall provide client with report of annual review.

          (e) If Custodian determines that any Sub-Custodian or Depository no longer satisfies the applicable requirements described in Paragraph 1(b) (in the case of a Depository) or Paragraph 1(c) (in the case of a Sub-Custodian) of this Agreement or is otherwise no longer capable or qualified to perform the functions contemplated herein, Custodian shall promptly give written notice thereof to Principal. The notice shall, in addition, either (i) indicate Custodian's intention to transfer Securities held by the removed Sub-Custodian or Depository to another Sub-Custodian or Depository previously approved by Principal, or (ii) include a notice pursuant to Paragraph 5(b) of this Agreement of Custodian's intention to deposit Securities with a new Sub-Custodian or Depository.

     6. Registration. Subjects to any specific instructions from Principal, Custodian shall hold or cause to be held all Securities in the name or nominee of Custodian, or any Sub-Custodian or Depository approved by Principal pursuant to Paragraph 5 of this Agreement, as Custodian shall determine to be appropriate under the circumstances.

     7. Transactions. Principal or any Investment Manager from time to time may instruct Custodian (which in turn shall be responsible for giving appro-priate instructions to any Sub-Custodian or Depository) regarding the purchase or sale of Securities in accordance with this Paragraph 7:

          (a) Custodian shall effect and account for each Securities and currency sale on the date such transaction actually settles; provided, however, that Principal may in it sole discretion direct Custodian, in such manner as shall be acceptable to Custodian, to account for Securities and currency pur-chases and sales on contractual settlement date, regardless of whether settle-ment of such transactions actually occurs on contractual settlement date. Principal may, from time to time, direct Custodian to change the accounting method employed by Custodian in a written notice delivered to Custodian at least thirty (30) days prior to the date a change in accounting method shall become effective.

          (b) Custodian shall effect purchases by charging the Account with the amount necessary to make the purchase and effecting payment to the seller or broker for the securities or other property purchased. Custodian shall have no liability of any kind to any person, including Principal, except in the case of negligent or intentional tortious acts, if the Custodian effects payment on behalf of Principal, and the seller or broker fails to deliver the securities or other property purchased. Custodian shall exercise such ordinary care as would be employed by a reasonably prudent custodian and due diligence in examining and verifying the certificates or other indicia of ownership of the property purchased before accepting them.

          (c) Custodian shall effect sales by delivering certificates or other indicia of ownership of the Property, and, as instructed, shall receive cash for such sales. Custodian shall have no liability of any kind to any person, includ-ing Principal, if Custodian delivers such certificates or indicia of ownership and the purchaser or broker fails to effect payment. If a purchase or sale is effected through a Depository, Custodian shall exercise such care as would be employed by a reasonably prudent custodian and due diligence in verifying proper consummation of the transaction by the Depository.

          (d) Principal or, where applicable, the Investment Manager, is responsible for ensuring Custodian receives timely instructions and or/funds to enable Custodian to effect settlement of any purchase or sale of Securities or Foreign Exchange. If Custodian does not receive such timely instructions or receipt of funds, Custodian shall have no liability of any kind to any person, including Principal, for failing to effect settlement. However, Custodian shall use reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions. Principal shall be liable for interest compensation to Custodian and/or counterparty for failure to deliver instructions or funds in a timely manner to effect settlements of third party foreign exchange funds movement.

          (e) At the direction of Principal or the Investment Manager, as the case may be, Custodian shall convert currency in the Account to other currencies through customary channels including, without limitation, Custodian or any of its affiliates, as shall be necessary to effect any transaction directed by Principal or the Investment Manager. Principal or the Investment Manager, as the case may be, acknowledges that 1) the foreign currency exchange department is a part of the Custodian or one of its affiliates or subsidiaries, 2) the Account is not obligated to effect foreign currency exchange with Custodian, 3) the Custodian will receive benefits for such foreign currency transactions which are in addition to the compensation which the Custodian receives for administer-ing the Account, and 4) the Custodian will make available the relevant data so that Principal or the Investment Manager, as the case may be, can determine that the foreign currency exchange transactions are as favorable to the Account as terms generally available in arm's length transactions between unrelated parties.

          (f) Custodian shall have no responsibility to manage or recommend investments of the Account or to initiate any purchase, sale, or other invest-ment transaction in the absence of instructions from Principal or, were applicable, an Investment Manager.

     8.   Capital Changes; Income.

          (a) Custodian may, without further instructions from Principal or any Investment Manager, exchange temporary certificates and may surrender and exchange Securities for other securities in connection with any reorganization, recapitalization, or similar transaction in which the owner of the Securities is not given an option. Custodian has no responsibility to effect any such exchange unless it has received actual notice of the event permitting or requiring such exchange at its office designated in Paragraph 14 of this Agreement

          (b) Custodian is authorized, as Principal's agent, to surrender against payment maturing obligations and obligations called for redemption, and to collect and receive payments of interest and principal, dividends, warrants, and other things of value in connection with Securities. Except as otherwise provided in Paragraph 15(d) of this Agreement, Custodian shall not be obligated to enforce collection of any item by legal process or other means.

          (c) Custodian is authorized to sign for Principal all declarations, affidavits, certificates, or other documents that may be required to collect or receive payments or distributions with respect to Securities. Custodian is authorized to disclose, without further consent of Principal, Principal's identity to issuers of Securities, or the agents of such issuers, who may request such disclosure.

     9. Notices re Account Securities. Custodian shall notify Principal or, where applicable, the Investment Manager, of any reorganization, recapitaliza-tion, or similar transaction not covered by Paragraph 8, and any subscription rights, proxies, and other shareholder information pertaining to the Securities actual notice of which is received by Custodian at its office designated in Paragraph 14 of this Agreement. Custodian's sole responsibility in this regard shall be to give such notices to Principal or the Investment Manager, as the case may be, within a reasonable time after Custodian receives them, and Custodian shall not otherwise be responsible for the timeliness of such notices. Custodian has no responsibility to respond or otherwise act with respect to any such notice unless and until Custodian has received appropriate instructions from Principal or the Investment Manager.

     10. Taxes. Custodian shall pay or cause to be paid from the Account all taxes and levies in the nature of taxes imposed on the Account or the Securities thereof any country. However, Custodian shall use reasonable efforts to obtain refunds of taxes withheld on Securities or the income thereof that are available under applicable tax laws, treaties, and regulations.

     11. Cash. By executing this Agreement Principal directs Custodian to hold Account cash or any currency in The HighMark Group of mutual funds or in any investment company for which Custodian or its affiliates or subsidiaries, acts as investment advisor, custodies the assets, or provides other services. Principal shall designate the particular HighMark fund or such other above-mentioned fund that Principal deems appropriate for the Account. Principal or an Investment Manager, where applicable, acknowledges that Custodian will receive fees for such services which will be in addition to those fees charged by Custodian as agent for the Account.

     12.  Reports. Custodian shall give written reports to Principal showing
(i) each transaction involving Securities effected by or reported to Custodian,
(ii) the identity and location of Securities held by Custodian as of the date of the report, (iii) any transfer of location of Securities not otherwise reported, and (iv) such other information as shall be agreed upon by Principal and Custodian. Unless otherwise agreed upon by Principal and Custodian, Custodian shall provide the reports described in this Paragraph 12 on a monthly basis.

     13. Instructions from Principal.

          (a) Principal shall certify or cause to be certified to Custodian in writing the names and specimen signatures of all persons authorized to give instructions, notices, or other communications on behalf of Principal or any Investment Manager. Such certification shall remain effective until Custodian receives notice to the contrary.

          (b) Principal or any Investment Manager may give any instruction, notice, or other communication called for this Agreement to Custodian in writing, or by telecopy, telex, telegram, or other form of electronic communication acceptable to Custodian. However, Principal or the Investment Manager shall confirm promptly any oral communication in writing. Custodian shall not be responsible for any unauthorized use of any form of electronic communication purporting to come from Principal or Investment Manager.

          (c) All such communications shall be deemed effective upon receipt by Custodian at its address specified in Paragraph 14 of this Agreement, as amended from time to time. Custodian without liability may rely upon and act in accordance with any instruction that Custodian in good faith believes has been given by Principal or an Investment Manager.

          (d) Custodian may at any time request instructions from Principal and may await such instructions without incurring liability. Custodian has no obligation to act in the absence of such requested instructions, but may, however, without liability take such action as it deems appropriate to carry out the purposes of this Agreement.

     14. Addresses. Until further notice from either party, all communications called for under this Agreement shall be addressed as follows:

     If to Principal:

     United Jersey Bank
     210 Main Street
     Hackensack, NJ 07602

     Attn: Mr. Richard Rolandelli, V.P.
           Manager Custody Administration

     Telephone: 201-646-6233
     Telecopier: 201-646-0087

     If to Custodian:

     THE BANK OF CALIFORNIA, NATIONAL ASSOCIATION
     Mitsubishi Global Custody
     475 Sansome Street, 12 Floor
     San Francisco, California 94111

     Attn: Ms. Janet E. Potter, Vice President

     Telephone: (415) 291-7685
     Telecopier: (415) 291-7696
     Telex (Answerback): 215748/MBCTD UR

     15.  Custodian's Responsibilities and Liabilities.

          (a) Custodian's duties and responsibilities shall be limited to those expressly set forth in this Agreement, or as otherwise agreed by Custodian in writing. In carrying out its responsibilities, Custodian shall exercise no less than the same degree of care and diligence it usually exercises with respect to similar property of its own.

          (b) 1) - Insurance, Custodian (i) shall not be required to maintain any special insurance for the benefit of Principal, and (ii) shall not be liable or responsible for any loss of or damage to Securities resulting from any causes beyond Custodian's reasonable control including, without limitations, acts of God, war, government action, civil commotion, fire, earthquake, or other casualty or disaster. However, Custodian shall use reasonable efforts to replace Securities lost or damaged due to such causes with securities of the same class and issue with all rights and privileges pertaining thereto. Insurance coverage by agent is disclosed in annual Sub-Agent Review.

          (b)2) Disaster Recovery. Custodian has detailed disaster recovery plan, including a hot-site backup. Custodian reviews and conducts a test of the plan annually.

          (c) The parties intend that Custodian shall not be considered a fiduciary of the Account. Accordingly, Custodian shall have no power to make decisions regarding any policy, interpretation, practice, or procedure with respect to the Account, but shall perform the ministerial and administrative functions described in this Agreement as provided herein and within the frame-work of policies, interpretations, rules, practices, and procedures made by Principal or an investment manager, where applicable, as the same shall be reflected in instructions to Custodian from Principal or any Investment Manager.

          (d) Custodian shall not be required to appear in or defend any legal proceedings with respect to the Account or the Securities unless Custodian has been idemnified to its satisfaction against loss and expense (including reason-able attorney's fees).

          (e) Custodian may consult with counsel acceptable to it and after written notification to Principal concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken in good faith on the advise of such counsel. Custodian will only consult counsel in matters outside the ordinary operations of the account. Principal has ten (10) days after receipt of written notice to contact custodian about such consultation.

     16.  Indemnities.

          (a) Principal hereby agrees to indemnify Custodian against all liability, claims, demands, damages, losses, and costs, including reasonable attorney's fees and expenses of legal proceedings, resulting from Custodian's compliance with instructions from Principal or any Investment Manager and the terms of this Agreement, except where Custodian has acted with negligence or willful misconduct.

          (b) Custodian's right to indemnity under Paragraph 16(a) of this Agreement shall survive the termination of this Agreement.

     17. Compensation: Expenses. Principal shall reimburse Custodian for all reasonable out-of-pocket expenses incurred by Custodian in the administration of the Account including, without limitation, reasonable counsel fees incurred by Custodian pursuant to Paragraph 15(e) of this Agreement. Principal also shall pay Custodian reasonable compensation for its services hereunder as specified in Appendix B. Custodian shall be entitled to withdraw such expenses or compen-sation from the Account if Principal fails to pay the same to Custodian within a reasonable time (not to exceed 45 days) after Custodian has sent an appro-priate billing to Principal.

     18. Amendment: Termination. This Agreement may be amended at any time by a written instrument signed by the parties. Either party may terminate this Agreement and the Account upon 90 days' written notice to the other unless the parties agree on a different time period. Upon such termination, Custodian shall deliver or cause to be delivered the Securities, less any amounts due and owing to Custodian under this Agreement, to a successor custodian designated by Principal or, if a successor custodian has not accepted an appointment by the effective date of termination of the Account, to Principal. Upon completion of such delivery Custodian shall be discharged of any further liability or responsibility with respect to the Securities so delivered.

     20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest.

     21. Governing Law. The validity, construction, and administration of this Agreement shall be governed by the applicable laws of the United States from time to time in force and effect and, to the extent not preempted by such laws of the United States, by the laws of the State of California from time to time in force and effect.

     22. Effective Date. This Agreement shall be effective as of the date appearing below, and shall supersede any prior or existing agreements between the parties pertaining to the subject matter hereof.

Date ______________________________

UNITED JERSEY BANK

                                             Attested By:

By: /s/ R.D.R.                               /s/ Debra Schwalb
---------------------------------------      ---------------------------------
   Authorized Signature


               Richard D. Rein                            Debra Schwalb
            Senior Vice President                      Assistant Secretary
Title: ________________________________      Title: __________________________
                "Principal"


                    4/22/92
Date: _________________________________


THE BANK OF CALIFORNIA, NATIONAL ASSOCIATION

           /s/ Ellen F. Russell
By: ____________________________________


              Vice President
Title: _________________________________


          /s/ [Illegible Signature]
By: ____________________________________


                Vice President
Title: _________________________________
                 "Custodian"


                April 17, 1992
Date: __________________________________

                                   APPENDIX A

                         SUB-CUSTODIAN NETWORK SUMMARY
_______________________________________________________________________________

                                                               Credit Ratings
                                                Equity      --------------------
Market         Sub-Custodian                  (US$ mill)    IBCA   Moody's   S&P
-------------  ------------------------------ ----------    ----   -------   ---
Australia      National Australia Bank          $6,157       AA      Aa3     AA

Belgium        Kredietbank                      $1,407       AA-     Aa2     A+

Canada         Royal Bank of Canada             $5,612       AA      Aa2     AA

Denmark        Den Danske Bank                  $3,557       AA-     Aa2     A+

Euro-CDs       First National Bank of Chicago   $2,812       A-      A1      A

Finland        Union Bank of Finland            $2,526       A+      Aa3     A

France         Banque Indosuez                  $2,175       AA      Aa3     AA-

Germany        Hessische Landesbank GZ          $1,012       AAA     Aaa     AAA

Hong Kong      Hong Kong & Shanghai Bank        $7,798       AA-     P-1     A-1

Indonesia      Standard Chartered Bank          $1,967       A-      A2     -NR-

Italy          Banca Commerciale Italiana       $4,286       AA      Aa3     AA-

Japan          Mitsubishi Bank                 $11,798       AA+     Aa1     AA

Malaysia       Malayan Banking Berhad           $  663      -NR-    -NR-    -NR-

Mexico         Citibank N.A. (Mexico Branch)    $9,730       A-      A2      A

Netherlands    ABN AMRO Bank                    $8,964       AA      Aa1     AA-

New Zealand    National Australia Bank (NZ)     $6,157       AA      Aa3     AA

Norway         Christiania Bank                 $  401       BBB+    A3      A-3

Singapore      DBS Bank                         $1,707       -NR-    -NR-   -NR-

Spain          Banco Bilbao Vizcaya             $5,648       AA      P-1     AA-

Sweden         Swenska Handelsbanken            $2,980       AA      Aa3     AA

Switzerland    Union Bank of Switzerland       $13,403       AAA     Aaa     AAA

Taiwan         Standard Chartered Bank          $1,967       A-      A2     -NR-

Thailand       Hong Kong & Shanghai Bank        $7,798       AA-     P-1    A-1

U.K.           National Westminster Bank       $11,647       AA+     Aa1    AA+

                           MITSUBISHI GLOBAL CUSTODY

                                              CUSTODY FEES
TRANSACTION   --------------------------------------------------------------------------------
   FEES       .02%            .05%          .10%         .15%           .20%           .30%
----------------------------------------------------------------------------------------------

   $ 35      Canada          CEDEL                       Japan
          United States    Euroclear
                         First Chicago
----------------------------------------------------------------------------------------------

   $ 50                                                 Austria      Netherlands      Mexico
----------------------------------------------------------------------------------------------

   $ 75                                  Belgium       Ireland        Australia      Finland
                                          France        Sweden       New Zealand    Singapore
                                         Germany                    United Kingdom
                                          Norway
                                       Switzerland
----------------------------------------------------------------------------------------------

   $100                                Denmark        Hong Kong         Italy        Malaysia
                                                      Thailand        Indonesia
                                                                       Portugal
-----------------------------------------------------------------------------------------------

   $125                                              Philippines        Spain
                                                                        Taiwan
------------------------------------------------------------------------------------------------


Third-Party Wires:          Domestic $25.00
                             Foreign $35.00

                                   APPENDIX B

The Bank of California will charge the standard fee schedule by market.

The fees will be computed quarterly on the average net asset value for the period.